Exhibit 12(a)

Rachael M. Zufall Managing Director, Associate General Counsel 8625 Andrew Carnegie Blvd Charlotte, NC 28262 T 704 988 4446 Rachael.zufall@nuveen.com

April 23, 2021

College Retirement Equities Fund
730 Third Avenue
New York, New York 10017-3206

Re:	College Retirement Equities Fund Post-Effective Amendment No. 56 to Registration Statement on Form N-3 (File Nos. 33-00480 and 811-04415)

Ladies and Gentlemen:

I hereby consent to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information filed by the College Retirement Equities Fund (“CREF”) as part of Post-Effective Amendment No. 56 to the Registration Statement (File Nos. 33-00480 and 811-04415) on Form N-3 under the Securities Act of 1933 for certain individual, group, and tax-deferred variable annuity certificates offered and funded by CREF.

Sincerely,
/s/ Rachael M. Zufall
Rachael M. Zufall